Exhibit 10.3

FORM OF RESTRICTED STOCK AWARD AGREEMENT

THE MACERICH COMPANY

RESTRICTED STOCK AWARD AGREEMENT

2003 EQUITY INCENTIVE PLAN

Participant Name:	«Name»
Soc. Sec. No.:	«SSN»
No. of Shares:	«Shares» (1)

Vesting Schedule:	33 1/3% of the shares on each successive [March] , beginning [March] , and ending [March] , .

Award Date:	[March] ,

THIS AGREEMENT is among THE MACERICH COMPANY, a Maryland corporation (the “Corporation”), THE MACERICH PARTNERSHIP, L.P., a Delaware limited partnership (the “Operating Partnership”), and the Participant named above (the “Participant”) and is delivered under The Macerich Company 2003 Equity Incentive Plan which includes any applicable programs under the Plan (the “Plan”).

W I T N E S S E T H

WHEREAS, pursuant to the Plan, the Corporation has granted to the Participant with reference to services rendered and to be rendered to the Company, effective as of the Award Date, a restricted stock award (the “Restricted Stock Award” or “Award”), upon the terms and conditions set forth herein and in the Plan.

NOW THEREFORE, in consideration of services rendered and to be rendered by the Participant and the mutual promises made herein and the mutual benefits to be derived therefrom, the parties agree as follows:

1.             Defined Terms. Capitalized terms used herein and not otherwise defined herein shall have the meaning assigned to such terms in the Plan.

2.             Grant. Subject to the terms of this Agreement and the Plan, the Corporation grants to the Participant a Restricted Stock Award with respect to an aggregate number of shares of Common Stock, par value $.01 per share (the “Restricted Stock”) set forth

(1) Subject to adjustment under Section 6.2 of the Plan and the terms of this Agreement.

above. The consideration for the shares issuable with respect to the Award on the terms set forth in this Agreement includes services and other consideration in an amount not less than the minimum lawful consideration under Maryland law.

3.             Vesting. The Award shall vest, and restrictions (other than those set forth in Section 6.4 of the Plan) shall lapse, with respect to the portion of the total number of shares (subject to adjustment under Section 6.2 of the Plan), as reflected in the Vesting Schedule above, subject to earlier termination or acceleration as provided herein or in the Plan.

4.             Continuance of Employment Required. The Participant agrees to provide services to the Company in consideration for the conditional rights to the unvested shares of Restricted Stock subject to the Award granted hereunder. Except as otherwise provided in Sections 8(c) or 9 or pursuant to the Plan, the Vesting Schedule requires continued service through each applicable vesting date as a condition to the vesting of the applicable installment and rights and benefits under this Agreement. Partial service, even if substantial, during any vesting period will not entitle the Participant to any proportionate vesting or avoid or mitigate a termination of rights and benefits upon or following a termination of employment or service as provided in Section 8 below or under the Plan.

5.             Dividend and Voting Rights. After the Award Date, the Participant shall be entitled to cash dividends and voting rights with respect to the shares of Restricted Stock subject to the Award even though such shares are not vested, provided that such rights shall terminate immediately as to any shares of Restricted Stock that cease to be eligible for vesting.

6.             Restrictions on Transfer. Prior to the time they become vested, neither the shares of Restricted Stock comprising the Award, nor any other rights of the Participant under this Agreement or the Plan may be transferred, except as expressly provided in Sections 1.8 and 4.1 of the Plan. No other exceptions have been authorized by the Committee.

7.             Stock Certificates.

(a)           Book Entry Form; Information Statement; Power of Attorney. The Corporation shall issue the shares of Restricted Stock subject to the Award in book entry form, registered in the name of the Participant with notations regarding applicable restrictions on transfer. Concurrent with the execution and delivery of this Agreement, the Corporation shall deliver to the Participant a written information statement with respect to such shares, and, to the extent requested, the Participant shall deliver to the Corporation an executed stock power, in blank, with respect to such shares. The Participant, by receipt of the Award, shall be deemed to appoint the Corporation and each of its authorized representatives as the Participant’s attorney(s)-in-fact to effect any transfer of unvested forfeited shares (or shares otherwise reacquired by the Corporation hereunder) to the Corporation as may be required pursuant to the Plan or this Agreement and to execute such documents as the Corporation or such representatives deem necessary or advisable in connection with any such transfer.

(b)           Certificates to be Held by Corporation; Legend. Any certificates representing Restricted Stock that the Participant may be entitled to receive from the Corporation prior to vesting shall be redelivered to the Corporation to be held by the Corporation until the restrictions on such shares shall have lapsed and the shares shall thereby have become vested or the shares represented thereby have been forfeited hereunder. Such certificates shall bear the following legend:

“The transferability of this certificate and the shares of stock represented hereby are subject to the terms and conditions contained in an Agreement entered into between the registered owner, The Macerich Partnership L.P. and The Macerich Company. A copy of such Agreement is on file in the office of the Secretary of The Macerich Company, 401 Wilshire Boulevard, Suite 700, Santa Monica, California 90401.”

(c)           Delivery of Certificates Upon Vesting. Promptly after the lapse or other release of restrictions, a certificate or certificates evidencing the number of shares of Common Stock as to which the restrictions have lapsed or been released or such lesser number as may be permitted pursuant to Section 6.5 of the Plan shall be delivered to the Participant or other person entitled under the Plan to receive the shares. The Participant or such other person shall deliver to the Corporation any representations or other documents or assurances required pursuant to Section 6.4 of the Plan. The shares so delivered shall no longer be restricted shares hereunder. Pursuant to Section 1.7 of the Plan, fractional share interests shall be disregarded, but may be accumulated. The Committee, however, may determine that cash, securities or other property will be paid or transferred in lieu of fractional share interests.

8.             Effect of Termination of Employment.

(a)           Forfeiture after Certain Events. Except as provided in Sections 8(c) and 9 hereof, the Participant’s shares of Restricted Stock shall be forfeited to the extent such shares have not become vested upon the date the Participant is no longer employed by the Company for any reason, whether with or without cause, voluntarily or involuntarily. If an entity ceases to be a Subsidiary, such action shall be deemed to be a termination of employment of all employees of that entity, but the Committee, in its sole and absolute discretion, may make provision in such circumstances for accelerated vesting of some or all of the remaining restricted shares under any Awards held by such employees, effective immediately prior to such event.

(b)           Return of Shares. Upon the occurrence of any forfeiture of shares of Restricted Stock hereunder, such unvested, forfeited shares shall, without payment of any consideration by the Corporation for such transfer, be automatically transferred to the Corporation, without any other action by the Participant, or the Participant’s Beneficiary or Personal Representative, as the case may be. The Corporation may exercise its powers under Section 7(a) hereof and take any other action necessary or advisable to evidence such transfer. The Participant, or the Participant’s Beneficiary or Personal Representative, as the case may be, and the Operating Partnership shall deliver any additional documents of transfer that the Corporation may request to confirm the transfer of such unvested, forfeited shares to the Corporation.

(c)           Qualified Termination Upon or Following Change in Control Event. Subject to Section 18, if the Participant upon or not later than 12 months following a Change in Control Event has a Qualified Termination (as defined in Section 7.1(gg) of the Plan)

or terminates his or her employment for Good Reason, then any portion of the Award that has not previously vested shall thereupon vest, subject to the provisions of Sections 6.2(a), 6.2(e), 6.4 and 6.5 of the Plan and Sections 11 and 12 of this Agreement. As used in this Agreement, the term “Good Reason” means a termination of employment by the Participant for any one or more of the following reasons, to the extent not remedied by the Company within a reasonable period of time after receipt by the Company of written notice from the Participant specifying in reasonable detail such occurrence, without the Participant’s written consent thereto: (1)  an adverse and significant change in the Participant’s position, duties, responsibilities or status with the Company;  (2)  a change in the Participant’s principal office location to a location farther away from the Participant’s home which is more than 30 miles from the Participant’s principal office;  (3)  the taking of any action by the Company to eliminate benefit plans without providing substitutes therefor, to materially reduce benefits thereunder or to substantially diminish the aggregate value of the incentive awards or other fringe benefits; provided that if neither a surviving entity nor its parent following a Change in Control Event is a publicly-held company, the failure to provide stock-based benefits shall not be deemed Good Reason if benefits of comparable value using recognized valuation methodology are substituted therefor; and provided further that a reduction or elimination in the aggregate of not more than 10% in aggregate benefits in connection with across the board reductions or modifications affecting persons similarly situated of comparable rank in the Company or a combined organization shall not constitute Good Reason;  (4)  any reduction in the Participant’s Base Salary; or (5)  any material breach by the Company of any written employment or management continuity agreement with the Participant. For purposes of the definition of “Good Reason,” the term “Base Salary” means the annual base rate of compensation payable as salary to the Participant by the Company as of the Participant’s date of termination, before deductions or voluntary deferrals authorized by the Participant or required by law to be withheld from the Participant by the Company, and salary excludes all other extra pay such as overtime, pensions, severance payments, bonuses, stock incentives, living or other allowances, and other benefits and perquisites.

9.             Effect of Total Disability, Death or Retirement. If the Participant incurs a Total Disability or dies while employed by the Company, then any portion of his or her Award that has not previously vested shall thereupon vest, subject to the provisions of Sections 6.4 and 6.5 of the Plan. If the Participant’s employment with the Company terminates as a result of his or her Retirement, the Committee may, on a case-by-case basis and in its sole discretion, provide for partial or complete vesting prior to Retirement of that portion of his or her Award that has not previously vested.

10.          Adjustments Upon Specified Events. Upon the occurrence of certain events relating to the Corporation’s stock contemplated by Section 6.2 of the Plan, the Committee shall make adjustments as it deems appropriate in the number and kind of securities or other consideration that may become vested under an Award. If any adjustment shall be made under Section 6.2 of the Plan or a Change in Control Event shall occur and the shares of Restricted Stock are not fully vested upon such Event or prior thereto, the restrictions applicable to such shares of Restricted Stock shall continue in effect with respect to any consideration or other securities (the “Restricted Property” and, for the purposes of this Agreement, “Restricted Stock” shall include “Restricted Property,” unless the context otherwise requires) received in respect of such Restricted Stock. Such Restricted Property shall vest at such times and in such proportion as the shares of Restricted Stock to which the Restricted Property is attributable vest, or would have vested pursuant to the terms hereof if such shares of Restricted Stock had remained outstanding. Notwithstanding the foregoing, to the extent that the Restricted Property includes any cash, the commitment hereunder shall become an unsecured promise to pay an amount equal to such cash (with earnings attributable thereto as if such amount had been invested, pursuant to policies established by the Committee, in interest bearing, FDIC-insured (subject to applicable insurance limits) deposits of a depository institution selected by the Committee) at such times and in such proportions as the Restricted Stock would have vested.

11.          Possible Early Termination of Award. As permitted by Section 6.2(b) of the Plan, and without limiting the authority of the Committee under other provisions of Section 6.2 of the Plan or Section 8 of this Agreement, the Committee retains the right to terminate the Award, to the extent it has not vested, upon a dissolution of the Corporation or a reorganization event or transaction in which the Corporation does not survive (or does not survive as a public company in respect of its outstanding common stock). This Section 11 is not intended to prevent future vesting of the Award if it (or a substituted award) remains outstanding following a Change in Control Event.

12.                               Limitations on Acceleration and Reduction in Benefits in Event of Tax Limitations.

(a)           Limitation on Acceleration. Notwithstanding anything contained herein (except as otherwise provided in Section 18 hereof) or in the Plan or any other agreement to the contrary, in no event shall the vesting of any share of Restricted Stock be accelerated pursuant to Section 6.3 of the Plan or Section 8(c) hereof to the extent that the Company would be denied a federal income tax deduction for such vesting because of Section 280G of the Code and, in such circumstances, the restricted shares not subject to acceleration will continue to vest in accordance with and subject to the other provisions hereof.

(b)           Reduction in Benefits. If the Participant would be entitled to benefits, payments or coverage hereunder and under any other plan, program or agreement which would constitute “parachute payments,” then notwithstanding any other provision hereof (except as otherwise provided in Section 18 hereof) or of any other existing agreement to the contrary, the Participant may by written notice to the Secretary of the Corporation designate the order in which such “parachute payments” shall be reduced or modified so that the Company is not denied federal income tax deductions for any “parachute payments” because of Section 280G of the Code.

(c)           Determination of Limitations. The term “parachute payments” shall have the meaning set forth in and be determined in accordance with Section 280G of the Code and regulations issued thereunder. All determinations required by this Section 12, including without limitation the determination of whether any benefit, payment or coverage would constitute a parachute payment, the calculation of the value of any parachute payment and the determination of the extent to which any parachute payment would be nondeductible for federal income tax purposes because of Section 280G of the Code, shall be made by an independent accounting firm (other than the Corporation’s outside auditing firm) having nationally recognized expertise in such matters selected by the Committee. Any such determination by such accounting firm shall be binding on the Corporation, its Subsidiaries and the Participant.

13.          Tax Withholding. The entity within the Company last employing the Participant shall be entitled to require a cash payment by or on behalf of the Participant and/or to deduct from other compensation payable to the Participant any sums required by federal, state or local tax law to be withheld with respect to the payment of dividends or the vesting of any Restricted Stock, but, in the alternative the Participant or other person in whom the Restricted Stock vests may irrevocably elect, in such manner and at such time or times prior to any applicable tax date as may be permitted or required under Section 6.5 of the Plan and rules established by the Committee, to have the entity last employing the Participant withhold and reacquire shares of Restricted Stock at their Fair Market Value at the time of vesting to satisfy any minimum withholding obligations of the Company with respect to such vesting. Any election to have shares so held back and reacquired shall be subject to such rules and procedures, which may include prior approval of the Committee, as the Committee may impose, and shall not be available if the Participant makes or has made an election pursuant to Section 83(b) of the Code with respect to such Award.

14.          Notices. Any notice to be given under the terms of this Agreement shall be in writing and addressed to the Corporation at its principal office located at 401 Wilshire Boulevard, Suite 700, Santa Monica, California 90401, to the attention of the Corporate Secretary and to the Participant at the address given beneath the Participant’s signature hereto, or at such other address as either party may hereafter designate in writing to the other.

15.          Plan. The Award and all rights of the Participant with respect thereto are subject to, and the Participant agrees to be bound by, all of the terms and conditions of the provisions of the Plan, incorporated herein by reference, to the extent such provisions are applicable to Awards granted to Eligible Persons. The Participant acknowledges receipt of a copy of the Plan, which is made a part hereof by this reference, and agrees to be bound by the terms thereof. Unless otherwise expressly provided in other Sections of this Agreement, provisions of the Plan that confer discretionary authority on the Committee do not (and shall not be deemed to) create any rights in the Participant unless such rights are expressly set forth herein or are otherwise in the sole discretion of the Committee specifically so conferred by appropriate action of the Committee under the Plan after the date hereof.

16.          No Service Commitment by Company. Nothing contained in this Agreement or the Plan constitutes an employment or service commitment by the Company, affects the Participant’s status as an employee at will who is subject to termination without cause, confers upon the Participant any right to remain employed by the Company, interferes in any way with the right of the Company at any time to terminate such employment, or affects the right of the Company to increase or decrease the Participant’s other compensation or benefits. Nothing in this Section, however, is intended to adversely affect any independent contractual right of the Participant without his or her consent thereto. Employment for any period of time (including a substantial period of time) after the Award Date will not entitle the Participant to any proportionate vesting or avoid or mitigate a termination of rights and benefits upon or following a termination of employment as provided in Section 3 or 8 above if the express conditions to vesting set forth in such Sections have not been satisfied.

17.          Limitation on Participant’s Rights. This Award confers no rights or interests other than as herein provided. This Agreement creates only a contractual obligation on the part of the Company as to amounts payable and shall not be construed as creating a trust.

18.          Other Agreements. If any provision of this Agreement is inconsistent with any provision of the Management Continuity Agreement dated as of October 26, 2006 between the Corporation and Participant and as it may be amended from time-to-time (the “MCA”), the provisions of the MCA shall control and shall be deemed incorporated herein by reference.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written. By the Participant’s execution of this Agreement, the Participant agrees to the terms and conditions of this Agreement and of the Plan.

THE MACERICH COMPANY
(a Maryland corporation)

By:
Richard A. Bayer
Executive Vice President, Chief Legal Officer & Secretary

THE MACERICH PARTNERSHIP, L.P.
(a Delaware limited partnership)

By:	The Macerich Company
(its general partner)

By:
Richard A. Bayer
Executive Vice President, Chief Legal Officer & Secretary

PARTICIPANT

(Signature)

«Name»

(Address)

(City, State, Zip Code)

CONSENT OF SPOUSE

In consideration of the execution of the foregoing Restricted Stock Award Agreement by The Macerich Company and The Macerich Partnership L.P., I,                             , the spouse of the Participant therein named, do hereby join with my spouse in executing the foregoing Restricted Stock Award Agreement and do hereby agree to be bound by all of the terms and provisions thereof and of the Plan.

Dated: , .

Signature of Spouse

IRREVOCABLE POWER OF ATTORNEY

(Coupled with an interest)

KNOW ALL MEN BY THESE PRESENTS, that I hereby constitute and appoint Thomas E. O’Hern and Richard A. Bayer and their respective successors in office as Chief Financial Officer and Secretary of The Macerich Company (the “Company”), my true and lawful attorneys-in-fact and agents, each acting alone, with full powers of substitution and resubstitution, for me and in my name, place and stead, in any and all capacities, to sign any documents and to take any other action to effect the transfer and delivery of up to                    shares (the “Shares”) of Common Stock of the Company issued in my name back to the Company in the event of any occurrence that requires the return to the Company of any or all of the Shares under the terms of the Company’s 2003 Equity Incentive Plan (the “Plan”) and the related Restricted Stock Award Agreement to me thereunder dated as of                              (the “Award”), each as amended from time to time. I further hereby grant unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing whatsoever requisite and necessary to be done in and about the premises, as fully to all intents and purposes as I might or could do in person, hereby ratifying, confirming and approving all of the acts which said attorneys-in-fact and agents, each acting alone, or their respective substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

By this document I intend to create a power of attorney coupled with an interest in the Shares to be held by the Company pending satisfaction of conditions to vesting under the terms of the Award and the Plan for an indefinite period of time not less than 10 years. This power of attorney is a durable power of attorney and shall not be affected by my subsequent incapacity or disability or death. I understand that the Award and any continued benefits thereunder is subject to the condition that I grant and the Company or its agents hold an effective power of attorney to the effect set forth herein.

This power of attorney is irrevocable by me at any time prior to the vesting of all of the Shares in accordance with the terms of the Award and the release of all restrictions on the Shares thereunder.

Signature:
Date	Name:	«Name»

Place

ASSIGNMENT SEPARATE FROM CERTIFICATE

For Value Received,                               hereby sells[s], assign[s] and transfer[s] unto The Macerich Company (the “Corporation”)                                Shares of the Common Stock of the Corporation standing in his/her name on the books of the Corporation and do hereby irrevocably constitute and appoint Richard A. Bayer, attorney-in-fact, with full power of substitution to transfer said shares on the books of the Corporation.

Dated: , 20

Signature:
	Name:	«Name»

THE MACERICH COMPANY

RESTRICTED STOCK AWARD

INFORMATION STATEMENT

General Information

This information statement has been provided to «Name» (the “Participant”) in connection with a Restricted Stock Award granted to the Participant by The Macerich Company, a Maryland corporation (the “Corporation”), pursuant to a Restricted Stock Award Agreement dated as of [March]       ,             among the Participant, the Corporation and The Macerich Partnership, L.P. (the “Award Agreement”) under the Corporation’s 2003 Equity Incentive Plan (the “Plan”). Capitalized terms used herein as not otherwise defined herein shall have the meanings assigned to them in the Agreement and the Plan.

Restricted Stock issued to the Participant pursuant to the Award Agreement will be represented in book entry form. This information statement is provided to the Participant pursuant to §2-210 of the Maryland General Corporation Law.

Award Summary

Participant Name:	«Name»
Issuer Name:	The Macerich Company
Class of Security:	Common Stock, par value $.01 per share
Number of Securities:	«Shares» shares

No Security

THIS STATEMENT IS MERELY A RECORD OF THE RIGHTS OF THE ADDRESSEE AS OF THE TIME OF ITS ISSUANCE. DELIVERY OF THIS STATEMENT, OF ITSELF, DOES NOT CONFER ANY RIGHTS UPON THE RECIPIENT. THE STATEMENT IS NEITHER A NEGOTIABLE INSTRUMENT NOR A SECURITY.

Availability of Further Information Concerning the Capital Stock of the Corporation

The Corporation is authorized to issue three classes of capital stock which are designated as Common Stock, Preferred Stock and Excess Stock. The Corporation will furnish to any stockholder on request and without charge a full statement of the designations and any preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of the stock of each class which the Corporation is authorized to issue, and the differences in the relative rights and preferences between the shares of each series to the extent they have been set, and the authority of the Board of Directors to set the relative rights and preferences of subsequent series. Such request may be made to the Secretary of the Corporation or to its transfer agent.

Restrictions on Transfer

The transferability of Restricted Stock is subject to the terms and conditions contained in the Award Agreement and the Plan. A copy of the Award Agreement is on file in the office of the Secretary of the Corporation.

The securities represented by this certificate are also subject to restrictions on ownership and transfer for the purpose of the Corporation’s maintenance of its status as a real estate investment trust under the Internal Revenue Code of 1986, as amended (the “Code”). Except as otherwise provided pursuant to the charter of the Corporation, no Person may (1) Beneficially Own shares of Equity Stock in excess of 5.0% (or such greater percentage as may be provided in the charter of the Corporation) of the number or value of the outstanding Equity Stock of the Corporation (unless such Person is an Excluded Participant), or (2) Beneficially Own Equity Stock that would result in the Corporation being “closely held” under Section 856(h) of the Code (determined without regard to Code Section 856(h)(2) and by deleting the words “the last half of” in the first sentence of Code Section 542(a)(2) in applying Code Section 856(h)), or (3) Beneficially Own Equity Stock that would result in Common Stock and Preferred Stock being beneficially owned by fewer than 100 Persons (determined without reference to any rules of attribution). Any Person who attempts to Beneficially Own shares of Equity Stock in excess of the above limitations must immediately notify the Corporation. All capitalized terms in this paragraph have the meanings defined in the Corporation’s charter, as the same may be further amended from time to time, a copy of which, including the restrictions on ownership or transfer, will be sent without charge to each stockholder who so requests. Transfers or other events in violation of the restrictions described above shall be null and void ab initio, and the purported transferee or purported owner shall acquire or retain no rights to, or economic interest in, any Equity Stock held in violation of these restrictions. The Corporation may redeem such shares upon the terms and conditions specified by the Board of Directors in its sole discretion if the Board of Directors determines that a Transfer or other event would violate the restrictions described above. In addition, if the restrictions on ownership or transfer are violated, the shares of Equity Stock represented hereby shall be automatically exchanged for shares of Excess Stock which will be held in trust for the benefit of a Beneficiary. Excess Stock may not be transferred at a profit. The Corporation has an option to acquire Excess Stock under certain circumstances. The foregoing restrictions may also delay, defer or prevent a change of control of the Corporation or other transaction which could be in the best interests of stockholders.

The Corporation will furnish information about all of the restrictions on transferability of these securities to the stockholder, on request and without charge.